UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 5, 2006

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 5, 2006, NCR Corporation (“NCR” or the “Company”) entered into a letter agreement (the “Letter Agreement”) with Malcolm Collins regarding Mr. Collins’ service as the Senior Vice President, Financial Solutions Group of NCR Limited, a wholly-owned subsidiary of NCR, from and after March 1, 2006 (the “Start Date”). The following summary of the terms of the Letter Agreement is qualified in its entirety by the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Under the terms of the Letter Agreement, Mr. Collins will receive an annual base salary of 237,709 British pounds (currently equivalent to USD$425,000, calculated on the basis of exchange rates in effect on January 31, 2006). He will also be entitled to receive an annual bonus under the NCR Management Incentive Plan for Executive Officers (“MIP”), with a target MIP payment of 75% of annual base pay and payout opportunities ranging from 0-200% of target, based on the Company’s actual annual performance. The MIP has an additional 25% base pay opportunity based on achieving stretch order objectives. For 2006, Mr. Collins will receive a guaranteed award under the MIP of 100% of his annual base salary.

Under the Letter Agreement, Mr. Collins will receive an equity grant valued at USD$2,250,000, with 50% of the equity grant value in NCR stock options and 50% of the equity grant value in performance-based restricted shares. Effective as of the Start Date, NCR will grant Mr. Collins options to acquire approximately 74,424 shares of the Company’s common stock with a Black-Scholes value of USD$1,125,000. One-fourth of the options will vest on each of the first four anniversaries of the Start Date, subject to Mr. Collins’ continued employment with the Company, and are exercisable for a ten-year term. In addition, effective as of the Start Date, NCR will grant Mr. Collins 31,690 performance-based restricted shares with a present value of USD$1,125,000, the vesting of which will be contingent upon NCR’s performance over a three-year term, as measured by the Company’s cumulative net operating profit. Based on the Company’s actual performance during such time, Mr. Collins may earn between 0% and 150% of the 31,690 shares at the end of the three-year period.

Mr. Collins will receive a one-time lump sum payment of 55,931 British pounds (currently equivalent to approximately USD$100,000) related to the move of Mr. Collins and his family from their home in the United States to the United Kingdom. Mr. Collins will be required to repay this amount to the Company if he voluntarily terminates his employment with NCR Limited within a year from his date of hire. As an employee of NCR Limited, Mr. Collins will automatically be enrolled in the Company’s UK pension plan. Mr. Collins will also be entitled to participate in the Company’s Change-in-Control Plan effective as of the Start Date. In addition, Mr. Collins is eligible for a company car from NCR Limited or, at his option, a vehicle allowance of 8,400 British pounds (currently equivalent to approximately USD$15,000) per year.

The Letter Agreement also contains customary non-competition, non-solicitation and confidentiality provisions.

Item 8.01 Other Events.

On February 6, 2006, the Company issued a press release announcing (1) the appointments, effective as of March 1, 2006, of Mr. Collins as Senior Vice President, Financial Solutions Division, and Chris Wallace, currently NCR Senior Vice President, Human Resources, as Senior Vice President, Worldwide Customer Services Division and (2) the retirements of Keith Taylor and Gerry Gagliardi, respectively, from those positions. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

The following exhibits are filed with this current report on Form 8-K:

Exhibit No.	Description of Exhibit
10.1	Letter Agreement with Malcolm Collins, dated February 5, 2006

99.1	Press release dated February 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: February 9, 2006	By:	/s/ Nelson F. Greene
Nelson F. Greene
Assistant Secretary